NEWS RELEASE
For More Information:
Frank B. O’Neil, Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for Third Quarter 2014
BIRMINGHAM, AL – (PRNewswire) – November 5, 2014 – ProAssurance Corporation (NYSE: PRA) reported Third Quarter 2014 results today.

Consolidated Income Statement Highlights (Unaudited, in thousands, except per share data)
	Three Months Ended September 30			Nine Months Ended September 30
	2014	2013	Change	2014	2013	Change
Gross premiums written	$226,686	$165,794	$60,892	$632,011	$451,819	$180,192
Net premiums earned	$177,028	$133,598	$43,430	$525,061	$398,528	$126,533
Net investment income	$32,830	$33,889	$(1,059)	$92,788	$99,282	$(6,494)
Total revenues	$203,833	$181,486	$22,347	$634,330	$547,265	$87,065
Net losses and loss adjustment expenses	$99,222	$61,637	$37,585	$287,643	$189,872	$97,771
Underwriting, policy acquisition and operating expenses	$54,185	$33,348	$20,837	$158,856	$105,592	$53,264
Total expenses	$156,530	$95,307	$61,223	$459,551	$296,549	$163,002
Net income	$34,778	$63,357	$(28,579)	$131,451	$226,658	$(95,207)
Operating income	$40,131	$54,800	$(14,669)	$126,020	$159,746	$(33,726)
Earnings per share
Net income per diluted share	$0.59	$1.02	$(0.43)	$2.19	$3.65	$(1.46)
Operating income per diluted share	$0.68	$0.88	$(0.20)	$2.10	$2.57	$(0.47)

Consolidated Key Ratio Highlights (Unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Combined ratio	86.6%	71.1%	85.1%	74.1%
Return on equity	5.9%	10.7%	7.4%	10.9%

Balance Sheet Highlights (in thousands, except per share data)
	unaudited
	September 30, 2014	December 31, 2013
Shareholders’ equity	$2,321,212	$2,394,414
Treasury shares	$(198,378)	$(31,365)
Book value per share	$40.24	$39.13
“Our insurance operations produced positive and profitable results in the third quarter, despite the challenges of an extremely competitive market. Our Workers’ Compensation and Lloyd’s segments made meaningful contributions to our top line, renewal pricing in our largest segments continued to move higher, retention in key lines increased and favorable reserve development was strong. We continue to make investments in our infrastructure and intellectual resources and while this does increase our expense ratio, it is helping ensure that ProAssurance is prepared to serve the needs of an evolving healthcare industry,” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance. Mr. Starnes also noted ProAssurance’s strong capital position and profitability has enabled the Company to confidently return a record amount of capital to shareholders over the course of the year.

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Gross premiums written increased 37% quarter-over-quarter, principally due to new business derived from our acquisition of Eastern Alliance Insurance Group (Eastern) and our investment in Lloyd’s Syndicate 1729. For the nine months ended September 30, 2014, the premium from Eastern and Syndicate 1729 drove a 40% year-over-year increase in Gross Premiums Written.
Third quarter 2014 total revenue was $204 million and $634 million for the three and nine months ended September 30, 2014, respectively. This represents an increase over prior year periods of 12% and 16%, respectively, and is also largely attributable to our Eastern acquisition.
Total expenses for the third quarter of 2014 were $157 million, with the largest portion of the increase in expenses coming from the addition of Eastern. Approximately $2 million of the increase in operating expenses is due to the establishment of a reserve related to discontinued operations and costs associated with technology initiatives designed to enhance our ability to serve an increasingly complex and evolving customer base.
Net favorable reserve development was $43 million in the third quarter of 2014, compared to $49 million in the same quarter in 2013. Specialty P&C development was approximately $42 million, the remainder was from our Workers’ Compensation segment. Year-to-date net favorable development was $133 million, compared to $141 million in the year-ago period. Specialty P&C development was $130 million for the nine months, and the remainder was from our Workers’ Compensation segment.
The current accident year net loss ratio was 80.3% for the quarter and 80.2% for the year-to-date, a decrease of 2.8 points over prior year periods, again largely attributable to the addition of Eastern.
Net income was $35 million in the third quarter, including $8 million of realized losses, and Net Income per Diluted Share was $0.59. Third quarter 2014 Operating Income was $40 million and Operating Income per diluted share was $0.68. For the nine months ended September 30, 2014, Net Income was $131 million and Net income per diluted share was $2.19; Operating Income for the same period was $126 million or $2.10 per diluted share.
Operating cash flow was $72 million in the quarter, an increase of $36 million, due to a $31 million tax refund and positive cash flows provided by our Eastern acquisition. Year-to-date operating cash flow is $101 million.
During the third quarter of 2014 we purchased 999,269 shares of our common stock on the open market at a total cost of $45 million. Through October 31, 2014, our year-to-date share repurchase, largely conducted under the auspices of consecutive 10b5-1 Plans, has totaled approximately 4.3 million shares at a total cost of $192 million. Approximately $112 million remains in the stock repurchase program authorized by our Board of Directors.
Conference Call Information
ProAssurance management will be discussing these results during a conference call on Thursday, November 6, 2014 at 10:00 AM ET. Investors may dial (888) 523-1228 (toll free) or (719) 457-2627. The call will also be webcast on our website, ProAssurance.com, and on StreetEvents.com.
A replay will be available by telephone through November 16, 2014, at (888) 203-1112 or (719) 457-0820, using access code 5261525. The replay will also be available on our website, ProAssurance.com, and StreetEvents.com, through at least November 28, 2014. We will also make the replay and other information about ProAssurance available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past eight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.

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Financial Results
The tables below present consolidated balance sheet highlights for ProAssurance Corporation as of
September 30, 2014 (unaudited) and December 31, 2013 and the unaudited Consolidated Income Statement for ProAssurance Corporation and Business Segments for the quarter and year-to-date periods ended
September 30, 2014 and 2013.

Condensed Consolidated Balance Sheet (in thousands)
	unaudited
	September 30, 2014	December 31, 2013
Assets
Investments
Fixed maturities, available for sale, at fair value	$3,246,820	$3,118,049
Equity securities, trading, at fair value	$306,631	$253,541
Short-term investments	$94,973	$248,605
Other investments	$402,890	$320,850
Total Investments	$4,051,314	$3,941,045
Cash and cash equivalents	$248,005	$129,383
Premiums receivable	$229,798	$115,403
Receivable from reinsurers	$261,523	$250,749
Deferred tax asset	$—	$1,757
Intangible assets and goodwill	$313,949	$213,117
Other assets	$221,408	$498,645
Total assets	$5,325,997	$5,150,099
Liabilities and Shareholders’ Equity
Liabilities
Policy liabilities and accruals
Reserve for losses and loss adjustment expenses	$2,146,018	$2,072,822
Unearned premiums	$391,296	$255,463
Reinsurance premiums payable	$32,314	$34,321
Total policy liabilities	$2,569,628	$2,362,606
Deferred tax liability	$21,062	$—
Other liabilities	$164,095	$143,079
Long-term debt	$250,000	$250,000
Total liabilities	$3,004,785	$2,755,685
Shareholders’ equity
Common shares (par value $0.01)	$623	$621
Additional paid-in capital	$357,779	$349,894
Accumulated other comprehensive income (loss)	$67,007	$59,661
Retained earnings	$2,094,181	$2,015,603
Treasury shares (at cost)	$(198,378)	$(31,365)
Total shareholders’ equity	$2,321,212	$2,394,414
Total liabilities and shareholders’ equity	$5,325,997	$5,150,099

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Consolidated Income Statement Highlights (Unaudited, in thousands, except per share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Revenues
Gross premiums written	$226,686	$165,794	$632,011	$451,819
Ceded premiums written	$(25,777)	$(8,153)	$(63,436)	$(34,006)
Net premiums written	$200,909	$157,641	$568,575	$417,813
Net premiums earned	$177,028	$133,598	$525,061	$398,528
Net investment income	$32,830	$33,889	$92,788	$99,282
Equity in earnings (loss) of unconsolidated subsidiaries	$298	$(305)	$2,767	$(3,500)
Net realized investment gains (losses)	$(8,131)	$12,500	$7,659	$47,650
Other income	$1,808	$1,804	$6,055	$5,305
Total revenues	$203,833	$181,486	$634,330	$547,265
Expenses
Losses and loss adjustment expenses	$106,486	$65,619	$306,591	$203,885
Net losses and loss adjustment expenses	$99,222	$61,637	$287,643	$189,872
Underwriting, policy acquisition and operating expenses	$54,185	$33,348	$158,856	$105,592
Interest expense	$3,606	$322	$10,697	$1,085
Total expenses	$156,530	$95,307	$459,551	$296,549
Gain on acquisition	$—	$494	$—	$35,986
Income before income taxes	$47,303	$86,673	$174,779	$286,702
Net income	$34,778	$63,357	$131,451	$226,658
Operating income	$40,131	$54,800	$126,020	$159,746
Weighted average number of common shares outstanding
Basic	$58,676	$61,844	$59,807	$61,793
Diluted	$58,931	$62,108	$60,047	$62,040
Earnings per share
Net income per share (basic)	$0.59	$1.02	$2.20	$3.67
Net income per share (diluted)	$0.59	$1.02	$2.19	$3.65
Operating income per share (basic)	$0.68	$0.89	$2.11	$2.59
Operating income per share (diluted)	$0.68	$0.88	$2.10	$2.57
Cash dividends declared per common share	$0.30	$0.25	$0.90	$0.75

Key Ratios (Consolidated) (Unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Current accident year loss ratio	80.3%	83.1%	80.2%	83.0%
Effect of prior accident years’ reserve development	(24.3%)	(37.0%)	(25.4%)	(35.4%)
Net loss ratio	56.0%	46.1%	54.8%	47.6%
Expense ratio	30.6%	25.0%	30.3%	26.5%
Combined ratio	86.6%	71.1%	85.1%	74.1%
Operating ratio	68.1%	45.7%	67.4%	49.2%
Return on equity (excludes gain on acquisition)	5.9%	10.7%	7.4%	10.9%

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Specialty P&C Insurance Segment (Unaudited, in thousands)
	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Gross premiums written	$163,134	$165,794	$429,730	$451,819
Ceded premiums written	$(20,401)	$(8,153)	$(50,302)	$(34,006)
Net premiums written	$142,733	$157,641	$379,428	$417,813
Net premiums earned	$123,791	$133,598	$374,704	$398,528
Other income	$1,071	$1,225	$4,167	$3,902
Total revenues	$124,862	$134,823	$378,871	$402,430

Net losses and loss adjustment expenses	$63,639	$61,637	$191,263	$189,872
Underwriting, policy acquisition and operating expenses	$33,814	$30,708	$101,044	$95,907
Total expenses	$97,453	$92,345	$292,307	$285,779
Segment operating results	$27,409	$42,478	$86,564	$116,651

Specialty P&C Insurance Segment Key Ratios (Unaudited)
	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Current accident year loss ratio	85.6%	83.1%	85.8%	83.0%
Effect of prior accident years’ reserve development	(34.2%)	(37.0%)	(34.8%)	(35.4%)
Net loss ratio	51.4%	46.1%	51.0%	47.6%
Underwriting expense ratio	27.3%	23.0%	27.0%	24.1%
Combined ratio	78.7%	69.1%	78.0%	71.7%
New business in this segment included $5.3 million in physician liability, essentially unchanged from last year,
$2.1 million in healthcare facility liability and $1.2 million in legal professional liability, both more than double the same period last year. Medical products and life sciences wrote $1.4 million in new business.
Retention in physician professional liability, the largest component of this segment, was 90% in the third quarter of 2014, a one point increase over the year-ago period and the prior quarter. Renewal pricing on that physician book was up 2%, compared to 1% in third quarter 2013. For the year-to-date, retention in the physician book is 89%, unchanged from last year, and renewal pricing was 1% higher than expiring.
Net earned premiums were down 7% quarter-over-quarter and 6% year-over-year, primarily due to lower gross premiums written and higher ceded premiums over the same periods. We continue to focus on profitability and continue to reject business that we are unable to write at prices that meet our return objectives. While this results in a reduced level of written premium in the short term, we are confident this is the correct strategy to increase our long-term profitability and ensure our ability to respond to emerging opportunities. At the same time, ceded premiums are increasing as we respond to the changing marketplace with the successful implementation of shared risk arrangements with key strategic partners. This strategy provides us access to high quality opportunities that would be otherwise unavailable.
We continue to see progress in writing new business through shared risk arrangements such as the Certitude program with Ascension Health and our CAPAssurance program for facilities and large groups in California and other western states. We also introduced two new business initiatives in the quarter, ProAssurance Risk Solutions, which offers a wide variety of complex risk financing solutions, primarily in medical professional liability and

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workers’ compensation, and ProAssurance Complex Medicine, an excess insurance program that augments the capabilities of large healthcare entities that retain significant risk.
Underlying loss trends in this segment are largely unchanged, with severity increasing at approximately 2% per year. The current accident year net loss ratio did increase slightly for both comparative periods, primarily reflecting the effect of higher accruals for internal claims adjustment expenses on a lower volume of earned premium and additional costs for administrative claims, now recognized on a more timely, quarterly basis rather than as part of the fourth quarter reserve review adjustment.

Workers' Compensation Segment (Unaudited, in thousands)
	Three Months Ended September 30	Nine Months Ended September 30
	2014	2014
Gross premiums written	$60,307	$181,130
Ceded premiums written	$(6,020)	$(16,146)
Net premiums written	$54,287	$164,984
Net premiums earned	$49,792	$143,960
Other income	$179	$503
Total revenues	$49,971	$144,463

Net losses and loss adjustment expenses	$33,046	$91,975
Underwriting, policy acquisition and operating expenses	$14,785	$45,379
Segregated portfolio cell dividend expense	$(483)	$2,355
Total expenses	$47,348	$139,709
Segment operating results	$2,623	$4,754

Workers’ Compensation Segment Key Ratios (Unaudited)
	Three Months Ended September 30	Nine Months Ended September 30
	2014	2014
Current accident year loss ratio	67.6%	65.9%
Effect of prior accident years’ reserve development	(1.2%)	(2.0%)
Net loss ratio	66.4%	63.9%
Underwriting expense ratio	29.7%	31.5%
Combined ratio	96.1%	95.4%
Our new Workers’ Compensation business, which we acquired effective January 1, 2014, continues to be a solid contributor to our earnings, with segment operating results of $2.6 million in the quarter. Gross written premiums are benefiting from improving payrolls, which resulted in growth on renewing business and an additional
$2.2 million of audit premium in the quarter. In addition, despite increasing price competition, we have written $12.6 million of new business in this segment.
Renewal pricing in Workers’ Compensation increased 2% for the quarter and year-to-date; premium retention in this segment was approximately 85% for the quarter and 83% for the first nine months of 2014, increases of two points and one point, respectively, over the prior year periods.
There has been no change in overall claims frequency and severity trends although the current accident year loss ratio does reflect severity-related activity in our alternative markets business, which has a limited effect on the segment’s overall results due to the third party ownership participation in that business.

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Lloyd’s Syndicate Segment (Unaudited, in thousands)
	Three Months Ended September 30	Nine Months Ended September 30
	2014	2014
Gross premiums written	$6,105	$26,813
Ceded premiums written	$(2,216)	$(2,650)
Net premiums written	$3,889	$24,163
Net premiums earned	$3,445	$6,397
Net investment income	$120	$244
Other gains (losses)	$(79)	$(79)
Total revenues	$3,486	$6,562

Net losses and loss adjustment expenses	$2,537	$4,405
Underwriting, policy acquisition and operating expenses	$2,584	$5,999
Total expenses	$5,121	$10,404
Segment operating results	$(1,635)	$(3,842)

Lloyd’s Syndicate Segment Key Ratios (Unaudited)
	Three Months Ended September 30	Nine Months Ended September 30
	2014	2014
Net loss ratio	73.6%	68.9%
Underwriting expense ratio	75.0%	93.8%
We report the results of our Lloyd’s segment, which represents our 58% participation in the Syndicates’ results, on a one-quarter lag, with the exception of investments and certain administrative expenses paid in the United States, which are reported for each current period. Lloyd’s Syndicate 1729 began writing business on January 1, 2014 and has been writing property and casualty reinsurance and direct property insurance, primarily for the US market. The loss in the segment operating results is consistent with our expectations due to the start-up nature of the Lloyd’s operation. Because the Syndicate began operations in 2014, there are no comparative results for prior-year periods.

Corporate Segment (Unaudited, in thousands)
	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Net investment income	$32,710	$33,889	$92,544	$99,282
Equity in earnings (loss) of unconsolidated subsidiaries	$298	$(305)	$2,767	$(3,500)
Net realized investment gains (losses)	$(8,131)	$12,500	$7,659	$47,650
Other income	$824	$579	$1,856	$1,410
Total revenues	$25,701	$46,663	$104,826	$144,842

Operating expenses	$3,189	$2,640	$6,826	$9,692
Interest expense	$3,606	$322	$10,697	$1,085
Gain on acquisition	$—	$494	$—	$35,986
Income taxes	$12,525	$23,316	$43,328	$60,044
Segment operating results	$6,381	$20,879	$43,975	$110,007

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The modest decline in net investment income for the quarter and year-to-date continues to be driven by lower average investment balances in our fixed maturities portfolio and the persistent low interest rate environment. These factors were partially offset by increased income from our dividend yielding equity and private equity strategies. Earnings from our investments in unconsolidated subsidiaries were more than sufficient to offset the quarterly amortization expense of our tax credit investments.
Our dividend yielding equity portfolio, which we classify as a trading portfolio, experienced a $7.2 million decline in value during the quarter, driven by the decline in the broader equity markets in 2014, especially when compared to the prior year quarter in which the broader market increased. The increase in interest expense is a result of the $250 million in 10-year debt issued by the Company in November of 2013.
The increase in operating expenses in the quarter is primarily due to one-time expenses associated with the potential resolution of disputes related to discontinued operations. Year-to-date operating expenses are lower than those incurred in the first nine months of 2013 primarily due to approximately $800,000 in recoveries received in the second quarter of 2014 related to the settlement of litigation and discrete costs specific to the first quarter of 2013.
Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating Operating income, we have excluded the after-tax effects of net realized investment gains or losses, guaranty fund assessments or recoupments, the effect of confidential settlements, and a gain recognized as the result of an acquisition. We believe Operating income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with Net income computed in accordance with GAAP. The following table is a reconciliation of Net income to Operating income:

Reconciliation of Net Income to Operating Income (Unaudited, in thousands, except per share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Net income	$34,778	$63,357	$131,451	$226,658
Items excluded in the calculation of operating income:
Net realized investment (gains) losses	$8,131	$(12,500)	$(7,659)	$(47,650)
Guaranty fund assessments (recoupments)	$104	$95	$147	$71
Gain on acquisition	$—	$(494)	$—	$(35,986)
Effect of confidential settlements, net	$—	$—	$(843)	$—
Pre-tax effect of exclusions	$8,235	$(12,899)	$(8,355)	$(83,565)
Tax effect at 35%, exclusive of non-taxable gain on acquisition	$(2,882)	$4,342	$2,924	$16,653
Operating income	$40,131	$54,800	$126,020	$159,746
Per diluted common share
Net income	$0.59	$1.02	$2.19	$3.65
Effect of exclusions	$0.09	$(0.14)	$(0.09)	$(1.08)
Operating income per diluted common share	$0.68	$0.88	$2.10	$2.57
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically

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decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
•	formation or dissolution of state-sponsored medical professional liability insurance entities that could remove or add sizable groups of physicians from or to the private insurance market;
•	changes in the interest rate environment;
•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•
changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission (SEC), the Public Company Accounting Oversight Board, or the New York Stock Exchange (NYSE) and that may affect our business;

•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•	the effects of changes in the healthcare delivery system, including but not limited to the Patient Protection and Affordable Care Act (the Healthcare Reform Act);
•	consolidation of healthcare providers resulting in entities that are more likely to self-insure a substantial portion of their healthcare professional liability risk;
•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality, or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers, or brokerage firms;

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•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•	the availability, integrity and security of our technology infrastructure;
•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism related insurance legislation and laws;
•	assessments from guaranty funds;
•	our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees and key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks that could adversely affect the integration of Eastern into ProAssurance, include, but are not limited to, the following:
•	the operations of ProAssurance and Eastern may not be integrated successfully, or such integration may take longer to accomplish than expected; and
•	operating costs, customer loss and business disruption following the transaction, including adverse effects on relationships with employees, may be greater than expected.
Additional risks that could arise from our membership in the Lloyd’s of London market (Lloyd’s) and our participation in Syndicate 1729 include, but are not limited to, the following:
•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's over which the management of Syndicate 1729 has little ability to control, such as a decision to not approve the business plan of the Syndicate, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for Syndicate 1729 to distribute and market its products; and

•	rating agencies could downgrade their ratings of Lloyd's as a whole.

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NEWS RELEASE CONTINUES

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q.
We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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